EXHIBIT 99


                                  NEWS RELEASE

Community Capital Corporation                         Carolina First Corporation
1402C Highway 72 West                                 P.O. Box 1029
Greenwood, SC  29649                                  Greenville, SC 29602
864/941-8206                                          864/255-4919

NEWS RELEASE

DATE:             April 7, 2000


RELEASE  DATE:    Immediate



                 MID STATE BANK AND CAROLINA FIRST BANK ANNOUNCE
                     AGREEMENT ON SALE OF PROSPERITY OFFICE

Greenville and Greenwood, SC -- Mid State Bank, a subsidiary of Community Capital Corporation (AMEX: CYL), and Carolina First Bank, a subsidiary of Carolina First Corporation (Nasdaq/NM:CAFC), announced today the signing of a definitive agreement by which Mid State Bank will purchase the Prosperity, South Carolina office from Carolina First Bank. The Prosperity branch office has total deposits of approximately $10 million. The transaction is expected to be completed during the second quarter of 2000, pending regulatory and certain other conditions of closing. The terms of the transaction were not disclosed.

William F. Steadman, President of Mid State Bank, stated, "We are delighted to expand our branch system in Prosperity and Newberry County. Our style of banking is high touch and relationship oriented, so the customers should notice very little change in that regard. Our new customers will find that we offer a very high level of service and local decision making."

James W. Terry, Jr., President of Carolina First Bank, said, "We are pleased that the purchaser of our Prosperity branch is a South Carolina community bank which shares our goal of serving the banking needs of South Carolinians. Our decision to sell this office in no way reflects a shift in our strategy of being South Carolina's bank, but merely permits Carolina First to focus our efforts and gain efficiency improvements."

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Community Capital Corporation is a five bank holding company operating out of 14 full service offices and three loan production offices in upstate of South Carolina.

Carolina First Bank, the largest South Carolina-based commercial bank, is a wholly-owned subsidiary of Carolina First Corporation, headquartered in Greenville, South Carolina. Carolina First Corporation is a financial services company with $3.6 billion in total assets, 62 branch offices in South Carolina and 13 banking offices in northern and central Florida. Carolina First's common stock trades on the Nasdaq National Market under the symbol CAFC. Carolina First's press releases are available by telefax at no charge by calling PR Newswire's Company News On-Call at 800-758-5804, extension 144553. Press releases along with additional information may also be found at Carolina First's web site: http://www.carolinafirst.com.


CONTACTS:
Community Capital Corporation
-----------------------------
      James H. Stark, Executive Vice President/CFO, (864) 941-8206


Carolina First Corporation
--------------------------
      William S. Hummers III, Executive Vice President, (864) 255-7913 Mary M. Gentry, Treasurer, (864) 255-4919




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